UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2005

Cowlitz Bancorporation
(Exact Name of Registrant as specified in its charter)

Washington	0-23881	91 - 529841
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

927 Commerce Ave.
Longview, Washington 98632
Address of Principal Executive Office and Zip Code

Registrant's telephone number including area code 360-423-9800

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

        On October 18, 2005, Cowlitz Bancorporation issued a press release announcing the earnings for the third quarter ended September 30, 2005. A copy of the press release is attached as Exhibit 99.1.

Item 5.02(c)	Departure of Directors or Principal Officers;
Election of Directors; Appointment of Principal Officers.

        On October 12, 2005, Cowlitz Bancorporation appointed Donna Gardner to act as Interim Chief Financial Officer. Ms. Gardner will assume the position upon the current Chief Financial Officer's departure on October 28, 2005 and will serve until the company finds a permanent replacement. Ms. Gardner has been with Cowlitz Bancorporation since 1981. She currently serves as Vice President of Cowlitz Bancorporation and Executive Vice President/Operations of Cowlitz Bank. Ms. Gardner previously served as the company's Chief Financial Officer from May 2003 until June 2005.

        Ms. Gardner has an Executive Severance Agreement with Cowlitz Bank, the wholly-owned subsidiary of Cowlitz Bancorporation, dated October 20, 1994. Pursuant to that agreement, in the event of her involuntary termination within three years after a change in control of the company or within twelve months of the announcement of a change in control which is later consummated, Ms. Gardner will receive twelve times her last full month's salary. The agreement also provides that Ms. Gardner's salary will not be reduced for twelve months following a change in control.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits.
99.1 Press Release

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWLITZ BANCORPORATION (Registrant)
Date:	October 18, 2005	By:	/s/ Randy V. Blake
Randy V. Blake, Chief Financial Officer